Exhibit 99.1

FOR IMMEDIATE RELEASE
February 8, 2016

CONTACT:
Investors - (301) 968-9310
Media - (301) 968-9400

AMERICAN CAPITAL SENIOR FLOATING REPORTS NET INVESTMENT INCOME OF $0.31 PER SHARE FOR THE FOURTH QUARTER 2015 AND $1.27 PER SHARE FOR 2015
Bethesda, MD - February 8, 2016 - American Capital Senior Floating, Ltd. (“ACSF” or the “Company”) (Nasdaq: ACSF) today reported net investment income of $3.1 million, or $0.31 per share, for the quarter ended December 31, 2015 and net asset value (“NAV”) of $117.9 million, or $11.79 per share, as of December 31, 2015.
FOURTH QUARTER 2015 FINANCIAL HIGHLIGHTS

•	Actively managed portfolio through periods of volatility

◦	Invested $18.0 million into 17 new loan obligors and 1 new CLO equity position

◦	Sold $11.6 million of investments and received $19.4 million of repayments, including distributions received from our CLO Portfolio

•	$0.31 per share net investment income, or $3.1 million

◦	Decreased $0.02 per share from Q3 2015 net investment income of $0.33 per share

•	($1.44) per share net loss from operations, or ($14.4) million

◦	$0.72 per share decrease from Q3 2015 net loss from operations of $(0.72) per share

•	$11.79 NAV per share as of December 31, 2015, or $117.9 million

◦	$1.74 per share decrease from September 30, 2015 NAV of $13.53 per share

◦	$1.68 per share of the decrease is from unrealized depreciation during the quarter

•	$0.097 per share monthly dividend which equates to $0.291 per quarter

◦	9.9% annualized yield on the December 31, 2015 NAV per share

◦	11.8% annualized yield on the December 31, 2015 closing market price per share of $9.83

•	$229.1 million investment portfolio at fair value as of December 31, 2015

◦	$169.6 million, or 74%, in first lien floating rate loans

◦	$22.6 million, or 10%, in second lien floating rate loans

◦	$36.9 million, or 16%, of equity in collateralized loan obligations (“CLOs”)

•	6.37% Investment Portfolio yield at cost as of December 31, 2015

◦	44 basis point decrease from 6.81% yield at cost as of September 30, 2015

◦	Decrease driven by a 291 basis point decline in CLO Portfolio yields

•	2.32% cost of funding as of December 31, 2015

•	0.93x debt to equity ratio as of December 31, 2015

•	Amended credit facility with Bank of America, N.A. in October 2015 to extend maturity by 3 years and decrease the commitment from $140 million to $135 million

•
In October 2015, ACSF’s Manager extended the 0.75% cap on other operating expenses until the date of the 2016 annual meeting where, subject to approval by shareholders, the cap will be extended through December 31, 2020

2015 FINANCIAL HIGHLIGHTS

•	Actively managed portfolio through periods of volatility

◦	Invested $107.0 million into 82 new loan obligors and 5 new CLO equity positions

American Capital Senior Floating, Ltd.
February 8, 2016

◦	Sold $76.0 million of investments and received $58.4 million of repayments, including distributions received from our CLO Portfolio

•	$1.27 per share of net investment income, or $12.7 million

◦	Increased $0.18 per share from 2014 net investment income of $1.09 per share

•	($1.47) per share net loss from operations, or ($14.7) million

◦	$1.85 per share decline from the 2014 net income from operations of $0.38 per share

•	$1.163 per share dividends declared in 2015

◦	9.9% annualized yield on the December 31, 2015 NAV per share

◦	11.8% annualized yield on the December 31, 2015 closing market price per share of $9.83

•	6.37% Investment Portfolio yield at cost as of December 31, 2015

◦	55 basis point decrease from 6.92% yield at cost as of December 31, 2014

“This was another challenging quarter for the loan market,” said Mark Pelletier, President and Chief Investment Officer.  “Commodity market declines, lower expected growth rates in China and emerging markets and reduced loan market liquidity drove prices down and widened yields. Deterioration in the fair value of our CLO investments during the quarter further exacerbated the divergence between the cash flow performance of our CLO equity tranches, which generally remain strong, and market prices of these same tranches. In fact, we experienced our highest quarterly cash flow ever from our CLO portfolio receiving $3.7 million during Q4 2015, of which $1.9 million was recorded as a reduction to our cost basis. Despite NAV volatility, we remain confident in our loan and CLO equity portfolio and believe we are well positioned for this volatile environment.”

Malon Wilkus, Chair and Chief Executive Officer commented, "We were pleased to announce our monthly distributions for February, March and April 2016 of $0.097 per share. Since our IPO, we have paid $2.29 per share in dividends to our shareholders.  Our current annualized dividend represents a 9.9% yield on our December 31, 2015 NAV per share and a 11.8% yield on our December 31, 2015 closing share price."
PORTFOLIO AND INVESTMENT ACTIVITY
As of December 31, 2015, the fair market value of ACSF’s portfolio totaled $229.1 million and was comprised of $169.6 million (or 74%) of first lien floating rate loans, $22.6 million (or 10%) of second lien floating rate loans (collectively, the “Loan Portfolio”) and $36.9 million (or 16%) of CLO equity (the “CLO Portfolio” and, together with the Loan Portfolio, the “Investment Portfolio”). The Investment Portfolio had a yield at cost of 6.37% as of December 31, 2015. The yield at cost on the Investment Portfolio decreased 44 basis points from 6.81% as of September 30, 2015, primarily due to a 291 basis point decrease in the yield on the CLO Portfolio due to a decrease in projected cash flows, partially offset by an increased yield on the Loan Portfolio of 12 basis points.
As a result of the decrease in projected future cash flows on the CLO Portfolio, ACSF recognized a $4.0 million Other-Than-Temporary Impairment (“OTTI”) on five CLO investments as of December 31, 2015. An OTTI does not affect the GAAP cost basis on our balance sheet, but does impact the amount of GAAP cost basis that is amortized as cash flows are received on these investments. As a result of the $4.0 million OTTI recorded as of December 31, 2015, ACSF continues to accrete income on these five CLO investments but will amortize $4.0 million less GAAP cost basis over the life of these investments and will record a $4.0 million realized loss upon the sale or redemption of these investments.

American Capital Senior Floating, Ltd.
February 8, 2016

As of December 31, 2015, ACSF’s Loan Portfolio was diversified across 128 issuers and its CLO Portfolio was invested in 20 issuers and 15 collateral managers. The Investment Portfolio was actively managed during the quarter with $18.0 million of purchases and $31.0 million of sales and repayments. The following table depicts the Investment Portfolio activity by investment type for the quarter ended December 31, 2015:

	Three Months Ended December 31, 2015
	First Lien		Second Lien		CLO Equity		Total (1)
$ in millions	Amount	Yield (at cost)	Amount	Yield (at cost)	Amount	Yield (at cost)	Amount	Yield (at cost)
September 30, 2015 - FV	$187.0	4.9%	$25.5	7.9%	$45.3	13.0%	$257.8	6.8%
Purchases	15.1	5.5%	0.5	9.4%	2.4	18.4%	18.0	6.7%
Sales	(11.6)	(4.3)%	—	n/a	—	n/a	(11.6)	(4.3)%
Repayments (2)	(13.3)	(4.5)%	(2.4)	(7.3)%	(3.7)	(13.3)%	(19.4)	(6.3)%
Net realized and unrealized loss	(7.6)	n/a	(1.0)	n/a	(8.9)	n/a	(17.5)	n/a
Other (3)	—	n/a	—	n/a	1.8	n/a	1.8	n/a
December 31, 2015 - FV	$169.6	5.0%	$22.6	7.9%	$36.9	10.0%	$229.1	6.4%

(1)	Excludes equity position of $47,000 due to immateriality.

(2)	CLO equity repayments reflect the amount of cash distributions received during the three months ended December 31, 2015.

(3)	Other includes amortization of discount/premium on the Loan Portfolio and income recognized on CLO equity using the effective interest method during the three months ended December 31, 2015.
RESULTS OF OPERATIONS
Net Investment Income
Net investment income totaled $3.1 million, or $0.31 per share, for the three months ended December 31, 2015. Gross investment income was $4.6 million for the quarter, with $2.9 million, or 62%, generated from the Loan Portfolio and $1.7 million, or 38%, generated from the CLO Portfolio. Net expenses totaled $1.5 million for the three months ended December 31, 2015, with interest and other debt related costs of $0.7 million, management fees of $0.5 million and $0.3 million of other operating expenses, net.
Net Realized and Unrealized Gain / (Loss) From Investments
Net unrealized depreciation from investments for the three months ended December 31, 2015 totaled $16.8 million and was comprised of $8.9 million of net unrealized depreciation on the CLO Portfolio and $7.9 million of net unrealized depreciation on the Loan Portfolio. The decline in fair value of the CLO Portfolio was a result of a number of factors, including an increase in defaulted loan assets held by the CLOs, a decline in the NAV of the CLOs and a risk-off sentiment in the market which drove prices down significantly. The primary drivers for the decline in fair value of the Loan Portfolio were an overall decline in market prices, reinvestment uncertainty and a further decline in the commodities sector, specifically those portfolio companies in the oil & gas and metals & mining industries.
LIQUIDITY AND CAPITAL RESOURCES
As of December 31, 2015, ACSF’s wholly-owned consolidated financing subsidiary, ACSF Funding I, LLC (“ACSF Funding”), had $110.2 million outstanding on its $135.0 million revolving credit facility, resulting in a debt to equity ratio of 0.93x. As of December 31, 2015, ACSF had $27.3 million of available liquidity consisting of $2.5 million of cash and cash equivalents and $24.8 million of available capacity on the ACSF Funding credit facility.

American Capital Senior Floating, Ltd.
February 8, 2016

DIVIDENDS
On February 8, 2016, the Company announced the declaration of monthly dividends of $0.097 per share for each of February, March and April 2016. This dividend rate represents a 9.9% annualized yield on the December 31, 2015 NAV per share of $11.79 and a 11.8% annualized yield on the December 31, 2015 closing market price per share of $9.83. The monthly cash dividends will be paid to common stockholders of record as set forth in the table below:

	Dividend per Share	Record Date	Ex-Dividend Date	Payment Date
February 2016	$0.097	February 19, 2016	February 17, 2016	March 2, 2016
March 2016	$0.097	March 23, 2016	March 21, 2016	April 4, 2016
April 2016	$0.097	April 21, 2016	April 19, 2016	May 3, 2016
Since its January 2014 IPO, the Company has declared a total of $25.8 million in dividends, or $2.58 per share.
ACSF’s Board of Directors considers estimated taxable income, GAAP income and economic performance when determining dividends. Actual taxable income may differ from GAAP income due to temporary and permanent differences in income and expense recognition and changes in unrealized appreciation and depreciation on investments.
ACSF's 2015 distributions of $1.163 per share consisted entirely of ordinary dividends for federal income tax purposes. Shareholders should receive an IRS Form 1099-DIV containing this information from their brokers, transfer agents or other institutions. For additional detail, please visit the Company’s website at www.ACSF.com.

American Capital Senior Floating, Ltd.
February 8, 2016

AMERICAN CAPITAL SENIOR FLOATING, LTD.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
($ in thousands, except per share data)

	As of
	December 31, 2015 (unaudited)	September 30, 2015 (unaudited)	June 30, 2015 (unaudited)	March 31, 2015 (unaudited)	December 31, 2014
Assets
Investments, fair value	$229,056	$257,732	$272,191	$272,560	$276,370
Cash and cash equivalents	2,474	2,247	2,458	2,161	1,757
Receivable for investments sold	3,096	2,007	3,812	13,932	2,983
Other assets	1,179	1,227	1,215	1,442	1,367
Total assets	$235,805	$263,213	$279,676	$290,095	$282,477

Liabilities
Credit facility payable	$110,200	$124,800	$123,800	$127,800	$130,000
Payable for investments purchased	5,437	995	8,400	13,138	4,226
Dividends payable	970	970	970	2,900	2,900
Management fee payable	536	558	563	578	577
Other liabilities	733	634	580	553	539
Total liabilities	117,876	127,957	134,313	144,969	138,242

Net Assets
Common stock, par value $0.01 per share, 10,000,100 issued and outstanding, 300,000,000 authorized	100	100	100	100	100
Paid-in capital in excess of par	150,903	151,131	151,131	151,131	151,131
Undistributed net investment income	1,363	1,037	602	293	133
Accumulated net realized loss from investments	(1,618)	(986)	(981)	(1,059)	(1,366)
Net unrealized depreciation on investments	(32,819)	(16,026)	(5,489)	(5,339)	(5,763)
Total net assets	117,929	135,256	145,363	145,126	144,235
Total liabilities and net assets	$235,805	$263,213	$279,676	$290,095	$282,477

Net asset value per share	$11.79	$13.53	$14.54	$14.51	$14.42

American Capital Senior Floating, Ltd.
February 8, 2016

AMERICAN CAPITAL SENIOR FLOATING, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except per share data)

	Three Months Ended
	December 31, 2015 (unaudited)	September 30, 2015 (unaudited)	June 30, 2015 (unaudited)	March 31, 2015 (unaudited)	December 31, 2014 (unaudited)
Investment income:
Interest	$4,636	$4,987	$4,880	$4,741	$4,832
Total investment income	4,636	4,987	4,880	4,741	4,832
Expenses:
Interest and other debt related costs	690	766	758	755	790
Management fee	536	558	563	578	577
Other operating expenses	510	479	510	523	447
Total expenses	1,736	1,803	1,831	1,856	1,814
Expense waiver	(234)	(193)	(227)	(245)	(164)
Net expenses	1,502	1,610	1,604	1,611	1,650
Net investment income before taxes	3,134	3,377	3,276	3,130	3,182
Income tax provision	(68)	(33)	(57)	(70)	(70)
Net investment income	3,066	3,344	3,219	3,060	3,112
Net realized and unrealized (loss) / gain on investments:
Net realized (loss) / gain on investments	(690)	(5)	78	307	(45)
Net unrealized (depreciation) / appreciation on investments	(16,793)	(10,537)	(150)	424	(4,493)
Income tax benefit	—	—	11	—	—
Net realized and unrealized (loss) / gain on investments	(17,483)	(10,542)	(61)	731	(4,538)
Net (decrease) / increase in net assets resulting from operations (“Net (loss) earnings”)	$(14,417)	$(7,198)	$3,158	$3,791	$(1,426)

Net investment income per share	$0.31	$0.33	$0.32	$0.31	$0.31
Net (loss) earnings per share	$(1.44)	$(0.72)	$0.32	$0.38	$(0.14)
Dividends per share	$0.29	$0.29	$0.29	$0.29	$0.29
Weighted average shares outstanding	10,000	10,000	10,000	10,000	10,000

American Capital Senior Floating, Ltd.
February 8, 2016

AMERICAN CAPITAL SENIOR FLOATING, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except per share data)

	Year Ended
	December 31, 2015 (unaudited)	December 31, 2014
Investment income:
Interest	$19,245	$17,773
Total investment income	19,245	17,773
Expenses:
Interest and other debt related costs	2,970	3,448
Management fee	2,236	2,186
Other operating expenses	2,021	2,122
Total expenses	7,227	7,756
Expense waiver	(899)	(1,001)
Net expenses	6,328	6,755
Net investment income before taxes	12,917	11,018
Income tax provision	(227)	(159)
Net investment income	12,690	10,859
Net realized and unrealized (loss) / gain on investments:
Net realized (loss) / gain on investments	(310)	190
Net unrealized depreciation on investments	(27,056)	(7,060)
Income tax benefit / (provision)	11	(200)
Net realized and unrealized loss	(27,355)	(7,070)
Net (decrease) / increase in net assets resulting from operations (“Net (loss) earnings”)	$(14,665)	$3,789

Net investment income per share	$1.27	$1.09
Net (loss) earnings per share	$(1.47)	$0.38
Dividends per share	$1.16	$1.03
Weighted average shares outstanding	10,000	10,000

American Capital Senior Floating, Ltd.
February 8, 2016

AMERICAN CAPITAL SENIOR FLOATING, LTD.
KEY PORTFOLIO STATISTICS
($ in thousands, except per share data)

	As of
	December 31, 2015 (unaudited)	September 30, 2015 (unaudited)	June 30, 2015 (unaudited)	March 31, 2015 (unaudited)	December 31, 2014

Investment Portfolio at FV
First Lien Floating Rate Loans	$169,580	$186,950	$190,427	$192,728	$194,952
Second Lien Floating Rate Loans	22,575	25,510	27,914	29,079	29,841
Total Loan Portfolio	192,155	212,460	218,341	221,807	224,793
Equity	47	n/a	n/a	n/a	n/a
CLO Equity	36,854	45,272	53,850	50,753	51,577
Total Investment Portfolio at FV	$229,056	$257,732	$272,191	$272,560	$276,370

Investment Portfolio at Cost
First Lien Floating Rate Loans	$181,367	$191,863	$192,480	$194,099	$198,028
Second Lien Floating Rate Loans	24,910	26,821	28,681	30,089	30,842
Total Loan Portfolio	206,277	218,684	221,161	224,188	228,870
Equity	—	n/a	n/a	n/a	n/a
CLO Equity	55,599	55,074	56,519	53,711	53,263
Total Investment Portfolio at Cost	$261,876	$273,758	$277,680	$277,899	$282,133

Asset Yield at Cost
First Lien Floating Rate Loans	5.03%	4.90%	4.90%	5.02%	4.98%
Second Lien Floating Rate Loans	7.90%	7.85%	7.79%	7.81%	7.81%
Total Loan Portfolio	5.38%	5.26%	5.27%	5.39%	5.36%
CLO Equity	10.04%	12.95%	14.69%	14.02%	13.64%
Total Investment Portfolio	6.37%	6.81%	7.19%	7.06%	6.92%

Quarterly Investment Activity (1)
Investment Purchases	$17,984	$13,913	$38,904	$36,180	$17,705
Investment Sales	$(11,641)	$(7,954)	$(19,725)	$(36,663)	$(23,139)
Investment Repayments (1)	$(19,330)	$(11,889)	$(21,363)	$(5,777)	$(9,111)

Loan Portfolio Statistics
Number of Obligors	128	127	127	121	117
Number of Industries	46	46	43	41	40
Largest Exposure as a % of Total Portfolio at FV	1.5%	1.4%	1.3%	1.5%	1.4%
Average Exposure as a % of Total Portfolio at FV	0.7%	0.6%	0.6%	0.7%	0.7%
% with LIBOR Floor	100.0%	100.0%	100.0%	100.0%	100.0%
Weighted-average LIBOR Floor	1.0%	1.0%	1.0%	1.0%	1.0%

American Capital Senior Floating, Ltd.
February 8, 2016

AMERICAN CAPITAL SENIOR FLOATING, LTD.
KEY PORTFOLIO STATISTICS
($ in thousands, except per share data)

	As of
	December 31, 2015 (unaudited)	September 30, 2015 (unaudited)	June 30, 2015 (unaudited)	March 31, 2015 (unaudited)	December 31, 2014
CLO Portfolio Statistics
Number of Issuers	20	19	19	17	16
CLO Managers	15	14	14	13	14
Largest Exposure as a % of Total Portfolio at FV	1.5%	1.6%	1.8%	1.9%	1.9%
Average Exposure as a % of Total Portfolio at FV	0.8%	0.9%	1.0%	1.1%	1.2%
Minimum % of Collateral in First Lien Loans (3)	91.0%	91.0%	91.0%	91.0%	91.0%
Cumulative Cash Receipts as a % of Original Cost (4)	34.9%	31.1%	26.1%	20.9%	18.4%

Liquidity and Capital Resources
Debt
Amount Available on Credit Facility	$135,000	$140,000	$140,000	$140,000	$140,000
Amount Drawn on Credit Facility	$110,200	$124,800	$123,800	$127,800	$130,000
Interest Rate on Debt as of Period-end	2.02%	2.00%	1.99%	2.02%	1.96%
Cost of Funding as of Period-end (5)	2.32%	2.41%	2.40%	2.40%	2.32%

Equity
NAV	$117,929	$135,256	$145,363	$145,126	$144,235
NAV Per Share	$11.79	$13.53	$14.54	$14.51	$14.42

Debt to Equity Ratio	0.93 x	0.92 x	0.85 x	0.88 x	0.90 x

Quarterly Dividends Per Share	$0.291	$0.291	$0.291	$0.290	$0.290

Economic Return (6)	(10.2%)	(19.6%)	8.7%	10.7%	(3.8%)

(1)	Activity presented for the fourth quarter of 2014 is unaudited.

(2)	Investment repayments include the distributions received from CLO equity investments.

(3)
Represents the weighted-average minimum percent of assets as allowed by each CLO’s indenture to be invested in first lien floating rate loans. Actual amounts invested in first lien floating rate loans may be higher.

(4)
Original cost included only for CLOs that have begun to make quarterly distributions to ACSF and are held at each period-end reporting date. The average holding period (in years) for the CLOs that have begun to make quarterly distributions is 1.6 as of December 31, 2015, 1.4 as of September 30, 2015, 1.2 as of June 30, 2015, 1.1 as of March 31, 2015 and 1.0 as of December 31, 2014.

(5)	Cost of funding includes interest cost, amortization of upfront fees and unfunded commitment fees.

(6)
Economic return defined as the dividends paid in the quarter, plus the change in NAV per share for the quarter, over the starting NAV per share. Quarterly returns have been annualized and are unaudited.

American Capital Senior Floating, Ltd.
February 8, 2016

STOCKHOLDER CALL
ACSF invites stockholders, prospective stockholders and analysts to attend the ACSF stockholder call on February 9, 2016 at 11:00 am ET. Callers who do not plan on asking a question and have access to the internet are encouraged to utilize the free live webcast at www.ACSF.com. Those who do plan on participating in the Q&A or do not have the internet available may access the call by dialing (877) 274-0811 (U.S. domestic) or (412) 902-6607 (international). Please advise the operator you are dialing in for the American Capital Senior Floating stockholder call.

A slide presentation will accompany the stockholder call and will be available at www.ACSF.com. Select the Q4 2015 Earnings Presentation link to download and print the presentation in advance of the stockholder call.

An archived audio replay of the stockholder call combined with the slide presentation will be made available on the ACSF website after the call on February 9, 2016. In addition, there will be a phone recording available one hour after the live call on February 9, 2016 through February 23, 2016. If you are interested in hearing the recording of the presentation, please access it for free on the ACSF website or dial (877) 344-7529 (U.S. domestic) or (412) 317-0088 (international). The access code for both domestic and international callers is 10078466.

For further information, please contact Investor Relations at (301) 968-9310 or IR@ACSF.com.

ABOUT AMERICAN CAPITAL SENIOR FLOATING
American Capital Senior Floating, Ltd. (Nasdaq: ACSF) is a non-diversified closed-end investment management company that invests primarily in senior secured first lien and second lien floating rate loans to large-market, U.S. based companies (“Senior Floating Rate Loans”) and in debt and equity tranches of collateralized loan obligations collateralized by Senior Floating Rate Loans. The Company has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. The Company is externally managed by American Capital ACSF Management, LLC, an indirect subsidiary of American Capital Asset Management, LLC, a wholly-owned portfolio company of American Capital, Ltd. For further information, please refer to www.ACSF.com.

ABOUT AMERICAN CAPITAL
American Capital, Ltd. (Nasdaq: ACAS) is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate and structured products. American Capital manages $23 billion of assets, including assets on its balance sheet and fee earning assets under management by affiliated managers, with $80 billion of total assets under management (including levered assets). Through a wholly-owned affiliate, American Capital manages publicly traded American Capital Agency Corp. (Nasdaq: AGNC), American Capital Mortgage Investment Corp. (Nasdaq: MTGE) and American Capital Senior Floating, Ltd. (Nasdaq: ACSF) with approximately $10 billion of total net book value. From its seven offices in the U.S. and Europe, American Capital and its wholly owned affiliate, European Capital, will consider investment opportunities from $10 million to $600 million. For further information, please refer to www.americancapital.com.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking information and statements. Forward-looking statements give the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements are not guarantees of performance or results, and involve known and unknown risks, uncertainties (some of which are beyond the Company’s control), assumptions and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. Should one or more of these risks or uncertainties materialize, the Company’s actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in our filings with the U.S. Securities and Exchange Commission. Any forward-looking statement made by the Company in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.